EXHIBIT 99
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No matter the color, these roses are read

By Rosemary Winters
The Salt Lake Tribune


A dozen red roses delivered to your door on Valentine's Day might seem predictable, but what if the bouquet included a love note from your sweetheart inscribed directly on the petals?
    A Bountiful startup, Speaking Roses International Inc., makes such gifts possible. The company uses laser technology to print messages, photographs and graphics on red, pink, white or yellow roses.
    "It's using nature's best as the messenger," says Blaine Harris, the company's chief executive. "The thrust was how to improve the power of messages:
How can we do better than plain cards or flowers?"
    Monday is Speaking Roses' first Valentine's Day, but the company has been selling embossed roses since March for marriage proposals, weddings, prom dates, corporate events and funerals. Business has grown mostly through word-of-mouth and product placements at high-profile events, such as the opening of the Clinton Presidential Library and the 2004 Radio Music Awards and American Music Awards.
    The company, whose shares trade on the Over the Counter bulletin board system, has built a worldwide distribution network.
   Orders are configured in the Bountiful office, then e-mailed to a flower wholesaler licensed with Speaking Roses.
    The wholesaler embosses the roses and ships the bouquets using next-day delivery services. The flowers are packed with the stems dipped in sealed "aqua tubes" and with Styrofoam netting around the heads to protect the embossed petals. The wholesalers, which include Miami-based USA Bouquet, pay a licensing fee and royalties to Speaking Roses to use its printing technology.
    Bouquets start at $39.95 for six roses with one embossed and increase in price depending on the number of flowers and inscriptions. Friday is the last day to order in time for Valentine's Day delivery.
     Speaking Roses generated $2 million in wholesale revenue last year and had a net loss of $2.8 million, according to Harris, who says the company's annual report will be filed by the end of March. But he expects the business to be profitable by July and anticipates 2005 revenue to exceed $20 million.
     Harris says most of the company's growth will come from the wedding and funeral industries, which he says Speaking Roses is set to dominate, pumping $500,000 each month into wedding marketing alone.
    Linyette Richardson-Hall, a Baltimore-based wedding planner featured on Style Network's "Whose Wedding is it Anyway?" likes to use roses embossed with the couple's names and wedding date to mark place settings. Wedding guests can take the roses home to dry and save.
     "It creates a lush, elegant look," she says. "For most weddings, it isn't the big things that count, it's the tiny things, the attention to detail."
    Last fall, corporate sales director Bob Grove hand-delivered 12 dozen roses at the last minute to "Trista and Ryan's Wedding," the televised wedding of the winning couple from ABC's reality show "The Bachelorette."
    "They were supposed to have presidential lock-down," he says. "I don't think the paparazzi could get through, but our roses got us in the door."


   Speaking Roses International

   l The Bountiful-based firm embosses live roses with messages and images at prices comparable to regular flowers. To purchase flowers call 866-400-ROSE or visit http://www.speakingroses.com. Today is the last day to order in time for Valentine's Day delivery.